News Release                             Contact:  Celeste Gunter (Financial)
                                                   (804) 649-4307
                                                   Richard B. Elder (Media)
                                                   (804) 343-4785



       JAMES RIVER CORPORATION REPORTS FOURTH QUARTER 1994 RESULTS

          RICHMOND, VIRGINIA, January 25, 1995 -- James River Corporation today reported a net loss of $18.7 million, or $.41 per share after preferred dividends, for its fourth quarter ended December 25, 1994. The fourth quarter results included nonrecurring pretax charges totaling
$24.2 million ($16.2 million net of income tax benefits, or $.20 per share). Excluding these charges, fourth quarter results were a net loss of $2.5 million, or $.21 per share after preferred dividends. By comparison, the company reported a net loss of $5.1 million, or $.16 per share after preferred dividends, in the fourth quarter of 1993 and a net loss of $0.1 million, or $.18 per share after preferred dividends, in the third quarter of this year. Net sales for the fourth quarter increased to $1.7 billion, up 45% from the $1.2 billion reported in the prior year.
Net sales increased by $0.4 billion, or 35% , due to the 1994 consolidation of the company's European Consumer Products Business. The remaining sales growth of 10% represented stronger pricing or unit volumes in many product lines.
          The nonrecurring pretax charges of $24.2 million included $9.6 million of accruals for severance costs and associated asset write-offs, partially offset by the reversal of remaining 1992 restructuring program reserves. The remaining $14.6 million of nonrecurring charges related to accruals for litigation costs and for environmental liabilities, principally at inactive facilities.
          Income from operations of $36.9 million reported in the fourth quarter included the full impact of the $24.2 million of nonrecurring charges. Excluding these charges, recurring operating results of $61.1 million were more than triple 1993's fourth quarter operating profits of $18.7 million and approximately 30% above third quarter levels.
          Fourth quarter operating profits of $24.1 million for the domestic Consumer Products Business included approximately $3.9 million of nonrecurring items. Excluding these charges, results improved approximately 35% over the $20.6 million reported in the prior year, reflecting the impact of cost reduction initiatives and improving pricing in commercial towel and tissue markets. Results declined from third quarter levels, however, due to the combination of normal seasonality, increasing raw materials costs, and other manufacturing and distribution costs. During the fourth quarter, the company announced price increases on Quilted Northern(r) bathroom tissue (5%), Brawny(r) paper towels (7%), and Dixie(r) tabletop products (7%), each effective as of the beginning of fiscal 1995.
          Fourth quarter operating profits of $6.4 million for the European Consumer Products Business compared favorably with the $0.5 million results posted in the third quarter, as better pricing began to be realized in European markets. Further price increases are in progress to offset rising worldwide pulp costs. Jamont N.V., which represents
James River's European Consumer Products Business, became a consolidated subsidiary during the third quarter of 1994, when James River increased its ownership interest from 43.2% to 86.4%.
          Operating income for the Food & Consumer Packaging Business increased to $20.0 million in the fourth quarter, compared to $16.5 million in the strike-impacted third quarter. Results declined, however, compared to the $28.5 million reported in last year's fourth quarter, as dramatic increases in the cost of raw materials, including plastic resins, waste paper, pulp, paperboard, films, and foils, outpaced selling price recovery during the second half of 1994.
          The Communications Papers Business produced fourth quarter operating profits of $19.9 million, which marked their first profitable quarter since late 1991. These results compared with operating losses of $19.4 million in last year's fourth quarter and $4.1 million in the third quarter. Rapidly improving market conditions and pricing, along with ongoing cost reductions and product upgrades, contributed to this turnaround in business performance.
          Compared to the prior year, improvements in fourth quarter income from operations were more than offset by a combination of increased interest expense, reduced effective income tax benefits, and increased preferred dividends, which resulted in the overall increase in per share losses. Interest expense and preferred dividend increases resulted from the 1994 acquisition and consolidation of Jamont, which was financed with a combination of debt securities and preferred stock.
          For the full year, the company reported a net loss of $13.0 million, or $.72 per share, which included the fourth quarter nonrecurring charges of $16.2 million net of taxes, or $.20 per share, as well as after-tax income of $5.4 million, or $.07 per share, for interest on income tax refunds. By comparison, the company reported a net loss of $0.3 million, or $.40 per share in 1993. Excluding nonrecurring gains and charges in both 1993 and 1994, the company lost $2.2 million, or $.59 per share after preferred dividends, in 1994, compared with net income of $3.3 million, or a loss of $.36 per share after preferred dividends, in 1993. Results declined in 1994 principally because of the near-term dilutive effect of the acquisition of Jamont.
          Excluding nonrecurring items, income from operations for the full year increased to $171.2 million in 1994 from $114.0 million in 1993, with substantial improvements posted in the domestic Consumer
Products Business and the Communications Papers Business. Offsetting the improved operating profits were increases in interest expense and preferred dividends of $48.0 million and $13.0 million, respectively.
          Although cash provided by operating activities declined from $440.6 million in 1993 to $411.1 million in 1994, free cash flow (cash provided by operations, less cash used for investing activities and dividends) remained positive at $1.5 million, before the investment in Jamont.
          Commenting on fourth quarter results and the outlook for 1995, Bob Williams, Chairman and Chief Executive Officer noted, "During 1994, pricing improvements were experienced earliest and most dramatically in the more commodity-oriented categories of the pulp and paper industry, such as market pulp, linerboard, newsprint, and coated and uncoated business and printing papers. Pricing improvement in the consumer-related categories in which James River is most heavily focused, including towel and tissue and tabletop products and packaging for food and other consumer applications, generally occur later in the cycle, and are currently being implemented. Even with pricing delays for many of our product lines, income from operations for the fourth quarter was substantially better than last year. Momentum is thus building for increasingly favorable comparisons as 1995 progresses."


CONSOLIDATED STATEMENTS OF OPERATIONS
James River Corporation of Virginia and Subsidiaries
For the Quarters (13 Weeks) and Years (52 Weeks) Ended
December 25, 1994 and December 26, 1993
(in thousands, except per share amounts)

                                      Fourth Quarter             Year
                                    1994 (a)   1993 (b)   1994 (a)   1993 (b)

Net sales                       $1,668,854  $1,154,929   $5,417,275  $4,650,195
Cost of goods sold               1,343,460     968,276    4,451,977   3,858,586
Selling and administrative
expenses                           278,846     167,955      808,718     677,586
Severance and other items            9,607                    9,607

  Income from operations(c)         36,941      18,698      146,973     114,023

Interest expense                    62,290      33,332      185,624     137,594
Other income, net (d)                4,552       6,243       28,900      40,235

  Income (loss) before income
    taxes and minority interests   (20,797)     (8,391)      (9,751)     16,664

Income tax expense (benefit):
     Tax on current income (e)      (1,048)     (2,868)       4,407       7,927
     Effect of tax rate change (f)                                       10,981
           Total income tax
           expense (benefit)        (1,048)     (2,868)       4,407      18,908

  Loss before minority interests   (19,749)     (5,523)     (14,158)     (2,244)
Minority interests                   1,075         386        1,199       1,898
  Net loss                        $(18,674)    $(5,137)    $(12,959)      $(346)

Preferred dividend requirements    (14,994)     (8,204)     (45,839)    (32,822)

  Net loss applicable to
    common shares                 $(33,668)   $(13,341)    $(58,798)   $(33,168)

Net loss per common share            $(.41)      $(.16)       $(.72)      $(.40)

Weighted average number of
common shares                       81,695      81,628       81,671      81,609



                     See the accompanying footnotes.




CONSOLIDATED STATEMENTS OF OPERATIONS (continued)
 ________________


(a) James River acquired a majority ownership interest in Jamont as of July 5, 1994. Jamont is currently accounted for on a one-month lag and has been included as a consolidated subsidiary for five months of 1994.

(b) Certain amounts in the prior year's financial statements have been reclassified to conform to the current year's presentation.

(c) Income from operations for the fourth quarter of 1994 includes nonrecurring charges of $24.2 million ($16.2 million net of tax benefits, or $.20 per share), including (i) $9.6 million of severance costs and asset write-offs, partially offset by the reversal of remaining 1992 restructuring program reserves and (ii) $14.6 million of accruals for litigation and environmental costs. For segment reporting purposes, $3.9 million of the litigation and environmental cost accruals are reflected in the results for the domestic Consumer Products Business; the remaining $10.7 million of such costs have been reported as general corporate expenses.

(d) Other income for 1994 includes $9.0 million ($5.4 million after taxes, or $.07 per share) of interest income on tax refunds. Other income for 1993 includes $14.3 million ($8.7 million after taxes, or $.11 per share) of such interest income and a $2.2 million charge ($1.3 million net of tax benefits, or $.02 per share) for the write-off of preferred stock received in a prior divestiture.

(e) The fourth quarter and annual 1994 effective tax rates differed from the federal statutory tax rate primarily because of nondeductible goodwill amortization expense and certain net foreign losses for which no tax benefits are currently available.

(f) Income tax expense for 1993 includes an $11 million charge ($.13 per share) to increase the deferred tax liability for the effect of the increase in the federal income tax rate from 34% to 35%.




SEGMENT INFORMATION
James River Corporation of Virginia and Subsidiaries
(in thousands)

                         First     Second     Third    Fourth
                       Quarter    Quarter   Quarter   Quarter      Year
1994 Net sales:
  Consumer products:
    North America     $557,224   $621,370   $626,480   $617,649   $2,422,723
    Europe                                   222,388    408,456      630,844
  Food and consumer
  packaging            375,737    399,328    412,808    422,028    1,609,901
  Communications
  papers               215,044    220,453    227,988    266,216      929,701
  Intersegment
  elimination          (42,502)   (43,006)   (44,891)   (45,495)    (175,894)

   Total net sales  $1,105,503 $1,198,145 $1,444,773 $1,668,854   $5,417,275

1993 Net sales:
  Consumer products   $558,805   $615,932   $603,038   $580,361   $2,358,136
  Food and consumer
  packaging            387,395    389,340    397,546    394,173    1,568,454
  Communications
  papers               215,912    237,718    225,323    222,373      901,326
  Intersegment
  elimination          (48,487)   (44,856)   (42,400)   (41,978)    (177,721)

   Total net sales  $1,113,625 $1,198,134 $1,183,507 $1,154,929   $4,650,195

1994 Operating profit (loss):
  Consumer products:
    North America      $28,316    $46,991    $44,042    $24,063     $143,412
    Europe                                       486      6,410        6,896
  Food and consumer
  packaging             26,633     34,310     16,477     19,968       97,388
  Communications
  papers               (25,059)   (26,516)    (4,099)    19,854      (35,820)
  Severance and
  other items                                            (9,607)      (9,607)
  General corporate
  expenses              (9,585)   (12,320)    (9,644)   (23,747)     (55,296)

    Income from
    operations         $20,305    $42,465    $47,262    $36,941     $146,973

1993 Operating profit (loss):
  Consumer products    $23,190    $33,885    $33,572    $20,639     $111,286
  Food and consumer
  packaging             23,309     29,676     22,335     28,507      103,827
  Communications
  papers               (20,281)   (12,297)    (6,389)   (19,433)     (58,400)
  General corporate
  expenses              (8,564)    (9,076)   (14,035)   (11,015)     (42,690)

    Income from
    operations         $17,654    $42,188    $35,483    $18,698     $114,023

CONSOLIDATED BALANCE SHEETS
James River Corporation of Virginia and Subsidiaries
(in thousands)
                                                     December    December
                                                          25,         26,
                                                         1994        1993
ASSETS
Current assets:
  Cash and short-term securities                      $59,296     $23,620
  Accounts receivable                                 913,501     422,894
  Inventories                                         844,111     666,464
  Prepaid expenses and other current assets            63,496      22,939
  Deferred income taxes                                95,126      83,538
  Net assets held for sale                                         62,868

    Total current assets                            1,975,530   1,282,323

Net property, plant and equipment                   4,679,899   3,571,492
Investments in affiliates                             125,097     519,448
Other assets                                          367,770     324,724
Goodwill                                              776,032     153,315

    Total assets                                   $7,924,328  $5,851,302

LIABILITIES AND CAPITAL
Current liabilities:
  Accounts payable                                   $597,141    $252,144
  Accrued liabilities                                 513,599     364,048
  Income taxes payable                                 11,647       4,463
  Short-term borrowings                               225,132
  Current portion of long-term debt                   221,367      97,287
  Accrued restructuring liability                                  63,134

    Total current liabilities                       1,568,886     781,076

Long-term debt                                      2,667,960   1,942,836
Accrued postretirement benefits other than pensions   545,009     541,823
Other long-term liabilities                           231,129     179,956
Deferred income taxes                                 594,793     430,421
Minority interests                                    154,930       7,009
Preferred stock                                       740,303     454,108
Common stock, shares outstanding
  1994--81,695 and 1993--81,628                         8,170       8,163
Additional paid-in capital                          1,211,904   1,219,043
Retained earnings                                     201,244     286,867

    Total liabilities and shareholders' equity     $7,924,328  $5,851,302


CONSOLIDATED STATEMENTS OF CASH FLOWS
James River Corporation of Virginia and Subsidiaries
For the Years (52 Weeks) Ended December 25, 1994 and December 26, 1993 (in thousands)

                                                      1994       1993
Operating activities:
  Net loss                                        $(12,959)     $(346)
  Depreciation expense and cost of timber
   harvested                                       398,422    358,431
  Deferred income tax provision (benefit)           (4,598)    11,856
  Undistributed earnings of  unconsolidated
   affiliates                                      (13,698)    (6,582)
  Severance and other items                          9,607
  Retirement benefit expense in excess of
   funding                                          14,165     34,688
  Amortization of goodwill                          12,056      4,714
  Change in current assets and liabilities:
    Accounts receivable                            (25,452)    (4,132)
    Inventories                                     46,250     13,796
    Other current assets                           (17,583)    14,944
    Current liabilities                            (19,292)      (374)
  Other, net                                        24,223     13,581

      Cash provided by operating activities        411,141    440,576

Investing activities:
  Expenditures for property, plant and
   equipment                                      (351,656)  (331,065)
  Cash paid for acquisitions, net                 (538,009)  (192,736)
  Cash received from sale of assets                 34,573    130,650
  Investments in affiliates                        (11,906)     1,856
  Cash received on redemption of SCI
   preferred stock                                             47,050
  Other, net                                         7,749     10,260

      Cash used for investing activities          (859,249)  (333,985)

Financing activities:
  Additions to long-term debt                      349,490    456,220
  Increase in short-term borrowings                 89,982
  Payments of long-term debt                      (145,191)  (808,848)
  Premiums paid on early extinguishment of debt               (24,200)
  Preferred stock issued, net of issuance costs    278,754
  Dividends paid and other, net                    (89,251)   (81,635)

      Cash provided by (used for) financing
       activities                                  483,784   (458,463)

Increase (decrease) in cash and short-term
 securities                                        $35,676  $(351,872)

FINANCIAL SUMMARY
James River Corporation of Virginia and Subsidiaries
For the Quarters (13 Weeks) and Years (52 Weeks) Ended
December 25, 1994 and December 26, 1993
(in thousands, except per share amounts)

                           Fourth Quarter                    Year
                        1994 (a)       1993        1994 (a)(b)   1993 (c)

Net sales             $1,668,854  $1,154,929       $5,417,275  $4,650,195

Income from operations    36,941      18,698          146,973     114,023

Net loss                 (18,674)     (5,137)         (12,959)       (346)

Net loss per common
 share                     $(.41)      $(.16)           $(.72)      $(.40)

(a) Includes nonrecurring pretax charges of $24.2 million ($16.2 million net of tax benefits, or $.20 per share) for severance costs, asset write-offs, and litigation and environmental accruals, partially offset by the reversal of remaining 1992 restructuring program reserves.

(b) Includes nonrecurring pretax income of $9.0 million ($5.4 million after taxes, or $.07 per share) for interest income on tax refunds.

(c) Includes nonrecurring pretax income of $12.1 million ($7.4 million after taxes, or $.09 per share) for interest income on tax refunds, net of the write-off of an investment. Also includes $11 million of income tax expense ($.13 per share) for the adjustment of deferred tax liabilities caused by the 1% federal income tax rate increase.